EXHIBIT 99.1

Heritage Oaks Bancorp Reports Second Quarter Results

Declares Quarterly Dividend of $0.03 per Common Share

PASO ROBLES, Calif., July 28, 2014 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp ("Heritage Oaks" or the "Company") (Nasdaq:HEOP), a bank holding company and the parent of Heritage Oaks Bank (the "Bank"), reported net income available to common shareholders of $2.9 million, or $0.09 per dilutive common share, for the second quarter of 2014 compared to net income available to common shareholders of $2.4 million, or $0.09 per dilutive common share, for the second quarter of 2013, and a net loss allocable to common shareholders of $1.8 million, or $0.06 per dilutive common share for the first quarter of 2014. For the first six months of 2014, net income available to common shareholders was $1.2 million, or $0.04 per dilutive common share, compared with net income available to common shareholders of $5.7 million, or $0.22 per dilutive common share for the same period in 2013. The increase in net income for the second quarter of 2014 as compared to the same quarter a year earlier, was primarily due to the increased pre-tax net income resulting from the inclusion of the operating results of Mission Community Bancorp ("MISN") into the Company's operating results. In addition, during the quarter ended June 30, 2013, the Company incurred $0.4 million in dividends and accretion on preferred stock, which was not incurred during the same period in 2014 because the Company repurchased the TARP Preferred Shares in the third quarter of 2013.

Second Quarter 2014 Highlights

  Gross loans grew 46.9% to $1.1 billion at June 30, 2014, compared with $746.6 million, at June 30, 2013. Year over year loan growth was primarily due to $280.7 million of loans acquired through the MISN transaction, which occurred on February 28, 2014. After eliminating the impact of the MISN acquisition, gross loans contracted by 2.1% during the three months ended June 30, 2014, and grew by 9.3% during the twelve months ended June 30, 2014.
  Total deposits grew 57.8% to $1.4 billion at June 30, 2014, compared to a year earlier, primarily as a result of the $371.5 million of deposits acquired through the MISN transaction. Excluding the impact of the MISN acquisition total deposits grew 2.9% during the three months ended June 30, 2014, and 15.8% during the twelve months ended June 30, 2014. Non-interest bearing demand deposits grew 60.8% to $461.6 million compared to the prior year, with the growth largely resulting from the additional non-interest bearing deposits from MISN of $137.6 million. Non-interest bearing demand deposits now represent 33.1% of total deposits at June 30, 2014, compared to 32.5% of total deposits at March 31, 2014.
  The allowance for loan and lease losses ("ALLL") as a percentage of gross loans declined to 1.52% at June 30, 2014 from 2.40% at June 30, 2013. The decline is due primarily to the inclusion of loans acquired from MISN in the denominator of this ratio; however at June 30, 2014 there is no ALLL attributed to these loans. Loans acquired from MISN were acquired at their fair market value and have not yet required any incremental ALLL. A fair market value discount of $10.0 million was recorded for the loans acquired through the MISN acquisition at the closing of the acquisition. Accretion on the loan discount was $0.9 million for the second quarter of 2014.
  For the quarter ended June 30, 2014, the Company recorded $1.3 million in merger, restructure, and integration costs related to the MISN acquisition, which were partially offset by a favorable $0.4 million update to the valuation of two former Heritage Oaks Bank branch buildings that are in the process of being sold. Projected merger, restructure and integration costs for 2014 are now estimated to total $10.2 million. This includes $8.0 million of costs that have been incurred in the first six months of this year, and additional costs of $2.2 million that are projected to be recognized over the remainder of this year. Operations attributable to the MISN acquisition increased the Company's pre-tax net income by $1.6 million and provided an additional $4.1 million of net interest income, $0.3 million of non-interest income, and $2.8 million of additional non-interest expenses during the three months ended June 30, 2014.
  Regulatory capital ratios for the Bank at June 30, 2014 were 9.53% for Tier 1 Leverage Capital and 13.70% for Total Risk Based Capital. The Company had a tangible common equity to tangible assets ratio of 9.54% at June 30, 2014. Tangible book value per common share was $4.76 at June 30, 2014 as compared to tangible book value per common share of $4.61 at March 31, 2014. At June 30, 2014, both the Company and the Bank maintained regulatory capital ratios at levels that would be generally considered "well capitalized" for regulatory purposes, respectively.
  The Company recorded goodwill of $13.4 million during the first quarter of 2014 for the MISN transaction which represents the excess of consideration paid for the net assets acquired as compared to their fair market values at the closing of the acquisition. In accordance with accounting guidelines we are permitted to refine our initial estimate of goodwill for a period of up to one year after the acquisition date. During the second quarter of 2014 we adjusted our goodwill downward by $0.2 million for a cumulative total goodwill related to the MISN merger of $13.2 million. This adjustment was primarily a result of an increased valuation on former MISN branch buildings, which are in the process of being sold as part of our branch consolidation strategy, thereby decreasing goodwill.

"Since the merger closed on February 28, 2014, our team has focused on the smooth transition and integration of the Mission Community Bank customers and operations into our organization. On July 19th we successfully completed the system conversion for the former Mission customers and we are now all on one system," stated Simone Lagomarsino, President and Chief Executive Officer of Heritage Oaks Bancorp. Ms. Lagomarsino continued, "To date our customer retention has been very high as evidenced by the retention rate on the former MISN deposits of 97%. During the second quarter, we took the opportunity to exit a few loans that were not consistent with our credit standards; these loans totaled approximately $15 million. This positions us well to focus on growth along the Central Coast in the future. I am also proud to announce that we will be paying a cash dividend of $0.03 per share during the third quarter, which equates to a 1.7% annualized yield based on the current market price of our stock. This demonstrates the board's commitment to enhancing shareholder value. It is also a testament to the strength of our core banking activities and financial performance."

Net Income (Loss) Available to Common Shareholders

Net income available to common shareholders for the second quarter of 2014 was $2.9 million, or $0.09 per dilutive common share, compared with net income of $2.4 million, or $0.09 per dilutive common share, for the second quarter of 2013. The net loss allocable to common shareholders for the quarter ended March 31, 2014 was $1.8 million, or $0.06 per dilutive common share.

The key component contributing to the Company recording a net loss allocable to common shareholders for the three month period ended March 31, 2014 was merger, restructure and integration expenses of $7.1 million related to the MISN merger which was completed on February 28, 2014. These expenses were significantly less at $0.9 million for the second quarter of 2014, and there was no corresponding expense incurred in the second quarter of 2013. Year-to-date earnings for the six months ended June 30, 2014 were $1.2 million, or $0.04 per dilutive common share as compared to $5.7 million or $0.22 per dilutive common share for the six months ended June 30, 2013. Earnings before income taxes, provision for loan losses and merger and integration costs increased by $1.2 million for the quarter ended June 30, 2014 as compared to the linked-quarter, and by $2.8 million year-to-date through June 30, 2014, as compared to the same prior year period, primarily as a result of the inclusion of MISN earnings in the Company's earnings.

On July 23, 2014 we declared a dividend of $0.03 per common share which is available to our common shareholders as well as the holders of our Series C Preferred Stock.

Net Interest Income

Net interest income was $15.2 million, or 3.98% of average interest earning assets ("net interest margin" or "NIM"), for the second quarter of 2014 compared with $10.1 million, or a 4.04% net interest margin, for the same period a year earlier and $12.5 million, or a 3.98% net interest margin, for the quarter ended March 31, 2014. Net interest income increased by $2.7 million for the quarter ended June 30, 2014 as compared to the quarter ended March 31, 2014, due primarily to increased income contributed of $4.1 million from MISN's earning assets.  During the second quarter the Company benefitted from having MISN's operations for the full quarter versus just one month during the first quarter of 2014. Total loan discount accretion from the acquired MISN portfolio was $0.9 million for the quarter ended June 30, 2014 as compared to $0.4 million for the one month post MISN acquisition during the quarter ended March 31, 2014. The NIM for the second quarter ended June 30, 2014 would have been 3.74% had it not been for the accretion of the purchase discount related to the MISN acquisition, which added 24 basis points to the NIM. For the six months ended June 30, 2014, and 2013, net interest income was $27.6 million and $20.4 million, respectively, a $7.3 million, or 35.8%, year over year increase. $5.6 million of the year over year increase is attributable to the net interest income from the loans acquired and deposit liabilities assumed through the MISN transaction.

Provision for Loan Losses

No provisions for loan losses were recorded during the three months ended June 30, 2014 and 2013 or the linked quarter ended March 31, 2014.  We recorded net charge-offs of $1.3 million during the three months ended June 30, 2014, which were primarily the result of $1.7 million of charge-offs recorded on two loan relationships that were originated several years ago.

No additional provision was required to cover these charge-offs due to the offsetting positive trends in our ALLL, such as improvement in our historical loan loss experience and a reduction in our qualitative factor adjustments for improvement in national, regional and local economic conditions.  The lack of provisions for loan losses over the last seven quarters was largely driven by the gradual improvements in the overall credit quality of the loan portfolio, and a shift in the loan portfolio to products with lower credit risk.

Net recoveries were $0.1 million for the quarter ended March 31, 2014 and $0.2 million for the quarter ended June 30, 2013.  The acquisition of MISN had no impact on loan loss provisions during the first and second quarters of 2014, because MISN's loan portfolio was recorded at fair value at the closing of the acquisition. Our second quarter evaluation of the MISN portfolio indicated the un-accreted fair value discount of $8.9 million as of June 30, 2014 was sufficient to cover any probable inherent losses in the loan portfolio at that time.

Non-Interest Income

Non-interest income for the second quarter of 2014 was $2.5 million as compared to $2.9 million for the same period a year earlier. The decrease was primarily a result of lower mortgage banking revenue of $0.6 million.  Non-interest income improved in the second quarter of 2014 compared to the linked quarter, primarily as a result of higher mortgage banking revenue of $0.2 million. Non-interest income for the six months ended June 30, 2014 and 2013 was $4.2 million and $8.6 million, respectively. The difference for the year-to-date periods is attributable to lower gain on sale of investment securities of $3.5 million and lower mortgage banking revenues of $1.2 million, respectively, in 2014 as compared to 2013.

Non-Interest Expense

Non-interest expense was $13.0 million for the quarter ended June 30, 2014 compared to $8.6 million for the quarter ended June 30, 2013, and $17.0 million for linked quarter ended March 31, 2014. The year over year quarterly non-interest expense increase is a result of $0.9 million of merger, restructure and integration expenses and the increased operational expenses of $2.8 million for the addition of MISN operating costs recorded during the second quarter of 2014. For the six months ended June 30, 2014 and 2013 non-interest expense was $30.0 million and $18.4 million, respectively. The increase is a result of $8.0 million of merger, restructure and integration costs and $3.9 million in operating expenses added as a result of the MISN merger.

The decrease in non-interest expense for the second quarter of 2014 as compared to the first quarter of 2014 was largely the result of lower merger, restructure and integration related costs related to the MISN merger of $0.9 million in the second quarter versus $7.1 million for the prior quarter.  Other increases to non-interest expense during the second quarter of 2014 compared to the linked quarter related to the operating costs of the acquired MISN operations, such as increases for salary and employee benefits of approximately $1.4 million, occupancy and equipment costs of approximately $0.6 million, and other non-interest expenses of approximately $0.8 million. Salaries, occupancy, IT and other expenses will be elevated over the next two quarters until the completion of the integration and conversion of our systems and the completion of our branch consolidation plan.

During the second quarter of 2014 gross merger, restructure and integration costs of $1.3 million were incurred and were comprised of: $0.8 million of accruals related both to termination benefits paid to employees displaced as a result of the merger and for retention of key employees through integration related milestone dates, $0.4 million for merger and integration related other professional services and $0.1 million attributable to moving expenses related to the branch consolidation plan.

These costs were offset by a $0.4 million write-up of held for sale facilities to adjust the fair market values from lower appraised values to actual agreed upon sales prices. We have sold one of the four branch buildings in our planned consolidation of MISN operations and have executed sales agreements on the three remaining buildings as of June 30, 2014. It is expected that future charges related to one-time merger, restructure and integration expenses will be approximately $1.9 million in the third quarter, and $0.3 million in the fourth quarter of 2014. The financial impacts of merger and restructure initiatives are expected to be complete near the end of 2014.  At that time we expect to gain full benefit of the consolidation of the operations of the two organizations.  We expect to reduce the number of full time equivalent employees ("FTE") from approximately 350 at the time we announced the MISN acquisition in October of 2013, to 315 as of June 30, 2014, and settling below 300 by the end of 2014. We anticipate that the financial impact of these efforts will result in an approximate $9.0 million reduction of operating expenses as compared to the annual combined 2013 operating expenses of the two entities before the merger.

Operating Efficiency

The Company's operating efficiency ratio decreased to 71.90% in the second quarter of 2014 from 118.28% for the first quarter of 2014, compared with 65.00% for the same period a year ago.  For the six months ended June 30, 2014 and 2013, the operating efficiency ratio was 92.63% and 71.35%, respectively. However, exclusive of merger, restructure, and integration costs recorded in the second quarter of 2014, our operating efficiency ratio would have been 66.65% for the quarter ended June 30, 2014 and 68.19% for the quarter ended March 31, 2014. Our operating efficiency ratio for the three and six month periods ended June 30, 2014 reflects the impact of the charges to non-interest expense discussed above. In addition to the previously mentioned one-time merger, restructure, and integration expenses, the most notable impact on the operating efficiency ratio has been the positive impact to net interest income resulting from the increased scale of the combined entity. Total non-interest expense as a percentage of average assets, another measure of the Company's efficiency, was 3.12% for the quarter ended June 30, 2014 compared to 3.17% for the quarter ended June 30, 2013, and 5.07% for the quarter ended March 31, 2014.  This performance ratio adjusted for the merger, restructure, and integration related expenses would have been 2.90% for the second quarter of 2014, and 2.95% for the first quarter of 2014.

Income Taxes

Income tax expense was $1.7 million for the quarters ended June 30, 2014 and 2013. For the quarter ended March 31, 2014, the income tax benefit was $1.1 million.  The Company's effective tax rate for the second quarter of 2014 was 37.1% compared with 38.6% for the same period a year ago, and (37.9)% for the quarters ended March 31, 2014. The effective tax rates for both the first and second quarters of 2014 were impacted by non-deductible merger related expenses.  Income tax expense was $0.7 million for the six months ended June 30, 2014 and $4.1 million for the six months ended June 30, 2013. With regard to the deferred tax assets acquired through the MISN acquisition we analyzed the net operating loss carry-forward and other income tax attributes for realization on the combined entities' tax return. Our analysis indicated that we would achieve 100% realization of these assets over future periods.

Balance Sheet

Total assets increased $15.5 million, or 0.9%, to $1.7 billion at June 30, 2014 compared to $1.7 billion at March 31, 2014. Total assets at June 30, 2014 increased by $580.8 million or 52.9%, compared to June 30, 2013.  The majority of the increase in the year over year asset levels relates to the acquisition of MISN which added $280.7 million in loans (at fair market value), $76.2 million of investment securities, and $37.6 million in cash and equivalents at the closing of the acquisition. Total shareholders' equity was $191.2 million at June 30, 2014, an increase of $4.6 million, or 2.4%, compared to March 31, 2014 and an increase of $44.9 million, or 30.7%, compared to June 30, 2013.

The year over year increase was primarily due to the issuance of 7.5 million shares of common stock at $7.99 per share upon consummation of the MISN transaction, partially offset by the July 2013 repurchase of the Series A Preferred Stock and related warrants from US Treasury, and to a lesser degree a decline in accumulated other comprehensive loss due to the improvement in the fair value of the investment securities portfolio, which resulted from the decline in long-term interest rates.

Total gross loans decreased $17.2 million, or 1.5%, to $1.1 billion at June 30, 2014 from March 31, 2014, and increased $350.3 million, or 46.9% from $746.6 million at June 30, 2013. Total new loan production, including mortgage loans originated for sale, decreased $73.2 million, or 54.4%, to $61.3 million during the three months ended June 30, 2014, compared with $134.5 million a year earlier. The decline in gross loans for the second quarter was attributable to four key factors: a $15.3 million reduction due to our efforts to exit loans that are not consistent with our credit profile from the Bank; a $16.3 million reduction in agricultural credit line utilization due to a seasonal pay-down on those loans; participations sold of $4.4 million which were part of our portfolio management strategy; and the redirection of our focus during the second quarter to the integration and retention of MISN customers from organic loan production.

Total deposits grew $28.4 million, or 2.1%, to $1.4 billion at June 30, 2014 as compared to balances at March 31, 2014 and grew $510.9 million, or 57.8%, from $883.3 million at June 30, 2013.

Classified assets at June 30, 2014 totaled $44.2 million, compared to $48.1 million at March 31, 2014, reflecting a $3.9 million or 8.2% decrease. The decrease is related to a reduction in the existing legacy classified assets. Non-performing assets were $11.7 million at June 30, 2014 compared to $10.3 million at March 31, 2014.  PCI loans acquired from MISN had outstanding principal balances of $15.6 million, with a carrying value of $12.0 million at June 30, 2014, which approximates fair value.

Allowance for Loan and Lease Losses

The ALLL was $16.6 million, or 1.52%, of total loans at June 30, 2014, compared with $17.9 million, or 1.61%, of total loans at March 31, 2014, and $17.9 million, or 2.40%, at June 30, 2013. The decrease in the ALLL to total loans ratio is due to the acquisition of the MISN loan portfolio at fair market value which was acquired by the Bank on February 28, 2014. These loans had a fair value discount of $8.9 million at June 30, 2014, including the discount on PCI loans of $3.6 million. In accordance with applicable accounting standards, no ALLL was recorded on the MISN acquired portfolio because such loans are carried at approximately fair value at June 30, 2014. Additionally, through our quarterly internal analysis we determined that the remaining un-accreted discount on these loans as of June 30, 2014 was sufficient to absorb future credit losses inherent in the acquired loan portfolio.  Non-performing loans at June 30, 2014 totaled $11.4 million and increased by $1.5 million as compared to prior quarter end. Total loans delinquent 30 to 89 days were 0.05% of total gross loans as of June 30, 2014. Given the positive trend of a declining level of classified assets offset by a slight increase in non-performing loans, the credit quality and risk profile of the Bank's loan portfolio was materially unchanged when compared to the prior quarter.

Regulatory Capital

The Company's and the Bank's regulatory capital ratios exceeded the ratios required to be generally considered "well capitalized" for regulatory purposes. The Tier I Leverage Ratios for the Company and the Bank were 9.83% and 9.53%, respectively, at June 30, 2014 compared with the requirement of 5.00% to generally be considered a "well capitalized" financial institution for regulatory purposes. The Total Risk-Based Capital Ratios for the Company and the Bank were 14.10% and 13.70%, respectively, at June 30, 2014 compared with the requirement of 10.00% to generally be considered a "well capitalized" financial institution for regulatory purposes.  The Company had a tangible common equity to tangible assets ratio of 9.54% at June 30, 2014.

Conference Call

The Company will host a conference call to discuss the second quarter results at 8:00 a.m. PDT on July 29, 2014. Media representatives, analysts and the public are invited to listen to this discussion by calling (877) 363-5052 and entering the conference ID 69156466, or via on-demand webcast. A link to the webcast will be available on Heritage Oaks Bancorp's website at www.heritageoaksbancorp.com. A replay of the call will be available on Heritage Oaks Bancorp's website later that day and will remain on its site for up to 14 calendar days. By including the foregoing website address, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Report on Form 10-Q

The Company intends to file with the U.S. Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, on or before August 11, 2014. This report can be accessed at the U.S. Securities and Exchange Commission's website, www.sec.gov. Shortly after filing, it is also available free of charge at the Company's website, www.heritageoaksbancorp.com or by contacting the Company's Investor Relations Department. By including the foregoing website addresses, Heritage Oaks Bancorp does not intend to and shall not be deemed to incorporate by reference any material contained therein.

About Heritage Oaks Bancorp

With $1.7 billion in assets, Heritage Oaks Bancorp is headquartered in Paso Robles, California and is the holding company for Heritage Oaks Bank. As of June 30, 2014, Heritage Oaks Bank operated three branch offices in each of the following cities:  Paso Robles, San Luis Obispo and Santa Maria:  two branch offices in each of the following cities: Arroyo Grande and Atascadero; single branch offices in Cambria, Templeton, Morro Bay, and Santa Barbara; as well as single loan production offices in Ventura/Oxnard and one loan production office in Goleta. Heritage Oaks Bank conducts commercial banking business in the counties of San Luis Obispo, Santa Barbara, and Ventura. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com. By including the foregoing website address, Heritage Oaks Bancorp does not intend to, and shall not be deemed to, incorporate by reference any material contained therein.

Forward Looking Statements

This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements. All statements other than statements of historical fact are "forward looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business prospects, strategic alternatives, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs, the availability of merger and divestiture opportunities, plans and objectives of management for future operations, and other similar forecasts and statements of expectation and statements of assumptions underlying any of the foregoing. Words such as "will likely result," "aims," "anticipates," "believes," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "seeks," "should," "will," and variations of these words and similar expressions are intended to help identify forward‐looking statements. Forward looking statements are based on the Company's current expectations and assumptions regarding its business, the regulatory environment, the economy and other future conditions. Forward looking statements are subject to a number of risks and uncertainties that could cause the Company's actual results to differ materially and adversely from those contemplated by the forward looking statements. The Company cautions you against relying on any of these forward looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward looking statements, include the following: the uncertainty as to whether the financial crisis in the United States has fully been resolved, including the continuing relative softness in the California real estate market, and the response of federal and state government and our banking regulators thereto; credit quality deterioration or a reduction in real estate values causing an increase in the allowance for credit losses and a reduction in net earnings; a decline in general economic conditions in those areas in which the Company operates; competitive pressure among depository institutions; fluctuations in interest rates and the possibility that a change in the interest rate environment may reduce net interest margins; changes in the Company's business strategy or development plans; the Company's ability to effectively integrate the merger of Mission Community Bancorp; changes in governmental regulation; economic, political and global changes arising from the war on terrorism, social unrest and other civil disturbances; the Company's ability to increase profitability and sustain growth; asset/liability re-pricing risks and liquidity risks; the Company's beliefs as to the adequacy of its existing and anticipated allowance for loan and lease losses; the threat and impact of cyber-attacks on our and our third party vendors information technology infrastructure; environmental conditions, including natural disasters such as earthquakes, landslides and wildfires, may disrupt business, impede operations, or negatively impact the values of collateral securing loans; the possibility of an unfavorable ruling in a legal matter, and the potential impact that it may have on earnings, reputation, or the Bank's operations; and financial policies of the United States government. Additional information on these risks and other factors that could affect operating results and financial condition are detailed in reports filed by the Company with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2013, filed by the Company with the U.S. Securities and Exchange Commission on March 4, 2014. Forward looking statements speak only as of the date they are made, and the Company does not undertake to update forward looking statements to reflect circumstances or events that occur after the date the forward looking statements are made, whether as a result of new information, future developments or otherwise, and specifically disclaims any obligation to revise or update such forward looking statements for any reason, except as may be required by law.

Use of Non-GAAP Financial Information

Heritage Oaks Bancorp provides all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results and in particular, making comparisons to similar companies, may be enhanced by providing additional measures used by management to assess operating results.  Therefore, included at the end of the tables below are the following schedules: a schedule reconciling our GAAP net income to earnings before income taxes, provision for loan losses, investment securities gains or losses, and merger, restructure, and integration related costs; a schedule reconciling book value to tangible common book value per share; a schedule adjusting non-interest expense to exclude restructure, merger and integration costs and expressing the adjusted noninterest expense as a percentage of average assets; and a schedule adjusting the efficiency ratio to exclude restructure, merger, and integration costs.

Heritage Oaks Bancorp
Consolidated Balance Sheets
(unaudited)

(dollar amounts in thousands except share and per share data)	6/30/2014	3/31/2014	6/30/2013
Assets
Cash and due from banks	$ 19,162	$ 11,000	$ 24,337
Interest earning deposits in other banks	64,594	54,857	14,202
Total cash and cash equivalents	83,756	65,857	38,539

Investment securities available for sale, at fair value	359,630	347,977	237,540
Loans held for sale, at lower of cost or fair value	8,409	6,345	9,786
Gross loans	1,096,883	1,114,070	746,611
Net deferred loan fees	(1,350)	(1,426)	(1,372)
Allowance for loan and lease losses	(16,635)	(17,968)	(17,934)
Net loans held for investment	1,078,898	1,094,676	727,305
Premises and equipment, net	35,234	33,819	17,641
Premises and equipment held for sale	4,581	5,042	--
Deferred tax assets, net	28,863	32,398	21,760
Bank owned life insurance	24,383	24,220	15,593
Federal Home Loan Bank stock	7,853	6,912	4,739
Goodwill	24,475	24,608	11,237
Other intangible assets	5,941	6,238	1,544
Other real estate owned	248	313	--
Other assets	15,401	13,795	11,198
Total assets	$ 1,677,672	$ 1,662,200	$ 1,096,882

Liabilities
Deposits
Non-interest bearing deposits	$ 461,559	$ 443,922	$ 287,098
Interest bearing deposits	932,624	921,907	596,231
Total Deposits	1,394,183	1,365,829	883,329
Short term FHLB borrowing	2,000	20,000	3,000
Long term FHLB borrowing	65,566	65,571	49,500
Junior subordinated debentures	13,125	13,071	8,248
Other liabilities	11,593	11,089	6,517
Total liabilities	1,486,467	1,475,560	950,594

Shareholders' equity
Preferred stock, 5,000,000 shares authorized:
Series A senior preferred stock; $1,000 per share stated value issued and outstanding:
none as of June 30, 2014 and March 31, 2014, and 21,000 as of June 30, 2013	--	--	20,726
Series C preferred stock, $3.25 per share stated value;
issued and outstanding: 1,189,538 shares	3,604	3,604	3,604
Common stock, no par value; authorized: 100,000,000 shares;
issued and outstanding: 33,032,436, 33,003,414,and 25,342,560 shares as of June 30, 2014, March 31, 2014 and June 30, 2013, respectively	161,912	161,881	101,431
Additional paid in capital	6,196	5,977	7,580
Retained earnings	19,903	16,954	14,504
Accumulated other comprehensive (loss) income	(410)	(1,776)	(1,557)
Total shareholders' equity	191,205	186,640	146,288
Total liabilities and shareholders' equity	$ 1,677,672	$ 1,662,200	$ 1,096,882

Book value per common share	$ 5.68	$ 5.55	$ 4.80

Tangible book value per common share	$ 4.76	$ 4.61	$ 4.30

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Three Months Ended
(dollar amounts in thousands except per share data)	6/30/2014	3/31/2014	6/30/2013
Interest Income
Loans, including fees	$ 14,547	$ 11,856	$ 9,787
Investment securities	1,819	1,590	1,213
Other interest-earning assets	175	156	75
Total interest income	16,541	13,602	11,075
Interest Expense
Deposits	928	815	710
Other borrowings	416	336	216
Total interest expense	1,344	1,151	926
Net interest income before provision for loan and lease losses	15,197	12,451	10,149
Provision for loan and lease losses	--	--	--
Net interest income after provision for loan and lease losses	15,197	12,451	10,149
Non-Interest Income
Fees and service charges	1,394	1,145	1,120
Net gain on sale of mortgage loans	364	188	915
Other mortgage fee income	105	54	174
Gain (loss) on sale of investment securities	101	(2)	5
Other income	512	365	698
Total non-interest income	2,476	1,750	2,912
Non-Interest Expense
Salaries and employee benefits	6,340	5,617	4,814
Occupancy and equipment	1,748	1,465	1,256
Information technology	952	695	640
Professional services	1,038	733	691
Regulatory assessments	307	204	270
Sales and marketing	190	173	147
Foreclosed asset costs and write-downs	55	72	53
Amortization of intangible assets	297	166	100
Merger, restructure and integration	922	7,115	--
Other expense	1,137	798	669
Total non-interest expense	12,986	17,038	8,640
Income (loss) before income taxes	4,687	(2,837)	4,421
Income tax expense (benefit)	1,738	(1,074)	1,705
Net income (loss)	2,949	(1,763)	2,716
Dividends and accretion on preferred stock	--	--	359
Net income (loss) available to common shareholders	$ 2,949	$ (1,763)	$ 2,357

Weighted Average Shares Outstanding
Basic	33,967,670	27,816,911	26,319,837
Diluted	34,142,364	27,816,911	26,543,268
Earnings (loss) Per Common Share
Basic	$ 0.09	$ (0.06)	$ 0.09
Diluted	$ 0.09	$ (0.06)	$ 0.09

Heritage Oaks Bancorp
Consolidated Statements of Income
(unaudited)

	Six Months Ended
(dollar amounts in thousands except per share data)	6/30/2014	6/30/2013
Interest Income
Loans, including fees	$ 26,403	$ 19,384
Investment securities	3,409	2,646
Other interest-earning assets	331	118
Total interest income	30,143	22,148
Interest Expense
Deposits	1,743	1,370
Other borrowings	752	421
Total interest expense	2,495	1,791
Net interest income before provision for loan and lease losses	27,648	20,357
Provision for loan and lease losses	--	--
Net interest income after provision for loan and lease losses	27,648	20,357
Non-Interest Income
Fees and service charges	2,539	2,135
Net gain on mortgage banking activities	552	1,436
Other mortgage fee income	159	427
Gain on sale of investment securities	99	3,591
Other income	877	984
Total non-interest income	4,226	8,573
Non-Interest Expense
Salaries and employee benefits	11,957	10,006
Occupancy and equipment	3,213	2,453
Information technology	1,647	1,267
Professional services	1,771	1,351
Regulatory assessments	511	639
Sales and marketing	363	268
Foreclosed asset costs and writedowns	127	108
Provision for mortgage loan repurchases	--	570
Amortization of intangible assets	463	200
Merger, restructure and integration	8,037	2
Other expense	1,935	1,524
Total non-interest expense	30,024	18,388
Income before income taxes	1,850	10,542
Income tax expense	664	4,096
Net income	1,186	6,446
Dividends and accretion on preferred stock	--	717
Net income available to common shareholders	$ 1,186	$ 5,729

Weighted Average Shares Outstanding
Basic	31,487,059	26,310,689
Diluted	31,706,177	26,504,120
Earnings Per Common Share
Basic	$ 0.04	$ 0.22
Diluted	$ 0.04	$ 0.22

Heritage Oaks Bancorp
Key Ratios

	Three Months Ended			Six Months Ended
PROFITABILITY / PERFORMANCE RATIOS	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Net interest margin	3.98%	3.98%	4.04%	3.98%	4.09%
Return on average equity	6.23%	-4.80%	7.36%	1.41%	8.82%
Return on average common equity	6.35%	-4.92%	7.66%	1.44%	9.40%
Return on average tangible common equity	7.61%	-5.74%	8.55%	1.71%	10.51%
Return on average assets	0.71%	-0.52%	1.00%	0.16%	1.20%
Non interest income to total net revenue	14.01%	12.32%	22.30%	13.26%	29.63%
Yield on interest earning assets	4.33%	4.35%	4.41%	4.34%	4.45%
Cost of interest bearing liabilities	0.53%	0.54%	0.57%	0.53%	0.55%
Cost of funds	0.37%	0.39%	0.40%	0.38%	0.39%
Operating efficiency ratio (1)	71.90%	118.28%	65.00%	92.63%	71.35%
Non-interest expense to average assets, annualized	3.12%	5.07%	3.17%	3.99%	3.42%

ASSET QUALITY RATIOS

Non-performing loans to total gross loans	1.04%	0.89%	1.87%
Non-performing loans to equity	5.97%	5.32%	9.53%
Non-performing assets to total assets	0.69%	0.62%	1.27%
Allowance for loan and lease losses to total gross loans	1.52%	1.61%	2.40%
Net charge-offs (recoveries) to average loans outstanding, annualized	0.48%	-0.05%	-0.10%	0.24%	0.05%
Classified assets to Tier I + ALLL	25.05%	28.08%	33.07%
30-89 Day Delinquency Rate	0.05%	0.08%	0.05%

CAPITAL RATIOS

Company
Leverage ratio	9.83%	11.64%	12.60%
Tier I Risk-Based Capital Ratio	12.85%	12.25%	15.77%
Total Risk-Based Capital Ratio	14.10%	13.50%	17.03%

Bank
Leverage ratio	9.53%	11.25%	12.26%
Tier I Risk-Based Capital Ratio	12.45%	11.84%	15.31%
Total Risk-Based Capital Ratio	13.70%	13.10%	16.57%

(1) The efficiency ratio is defined as total non interest expense as a percent of the combined net interest income plus non interest income, exclusive of gains and losses on securities sales, other than temporary impairment losses, gains and losses on sale of OREO and other OREO related costs, gains and losses on sale of fixed assets, and the amortization of core deposit intangible assets.

Heritage Oaks Bancorp
Average Balances

	For The Three Months Ended
	6/30/2014			3/31/2014			6/30/2013
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Interest earning deposits in other banks	$ 61,033	0.19%	$ 29	$ 39,716	0.12%	$ 12	$ 11,176	0.22%	$ 6
Investment securities taxable	297,181	1.82%	1,351	244,175	1.91%	1,151	214,229	1.76%	940
Investment securities non taxable	59,604	3.15%	468	54,534	3.26%	439	34,530	3.17%	273
Other investments	9,492	6.17%	146	7,378	7.91%	144	6,588	4.20%	69
Loans (1)	1,104,839	5.28%	14,547	921,597	5.22%	11,856	741,150	5.30%	9,787
Total earning assets	1,532,149	4.33%	16,541	1,267,400	4.35%	13,602	1,007,673	4.41%	11,075
Allowance for loan and lease losses	(18,044)			(17,951)			(17,856)
Other assets	153,381			113,017			101,929
Total assets	$ 1,667,486			$1,362,466			$ 1,091,746

Interest Bearing Liabilities
Interest bearing demand	$ 107,598	0.11%	$ 29	$ 90,883	0.11%	$ 24	$ 73,071	0.10%	$ 19
Savings	94,154	0.11%	25	61,016	0.10%	15	40,080	0.10%	10
Money market	436,351	0.30%	329	362,077	0.32%	284	288,004	0.33%	240
Time deposits	292,322	0.75%	545	246,826	0.81%	492	195,356	0.91%	441
Total interest bearing deposits	930,425	0.40%	928	760,802	0.43%	815	596,511	0.48%	710
Federal Home Loan Bank borrowing	76,304	1.45%	276	90,791	1.17%	261	52,137	1.34%	174
Junior subordinated debentures	13,093	4.29%	140	9,909	3.07%	75	8,248	2.04%	42
Total borrowed funds	89,397	1.87%	416	100,700	1.35%	336	60,385	1.43%	216
Total interest bearing liabilities	1,019,822	0.53%	1,344	861,502	0.54%	1,151	656,896	0.57%	926
Non interest bearing demand	447,095			343,489			277,713
	1,466,917	0.37%	1,344	1,204,991	0.39%	1,151	934,609	0.40%	926
Other liabilities	10,765			8,432			9,114
Total liabilities	$ 1,477,682			$1,213,423			$ 943,723

Shareholders' Equity
Total shareholders' equity	189,804			149,042			148,023
Total liabilities and shareholders' equity	$ 1,667,486			$1,362,465			$ 1,091,746

Net interest margin		3.98%			3.98%			4.04%

Interest Rate Spread		3.80%	$ 15,197		3.81%	$ 12,451		3.84%	$ 10,149

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Average Balances

	For The Six Months Ended
	6/30/2014			6/30/2013
(dollar amounts in thousands)	Balance	Yield/Rate	Inc/Exp	Balance	Yield/Rate	Inc/Exp
Interest Earning Assets
Interest earning deposits in other banks	$ 50,611	0.16%	$ 41	$ 16,674	0.21%	$ 17
Investment securities taxable	270,820	1.86%	2,502	210,962	1.83%	1,918
Investment securities non taxable	57,087	3.20%	907	46,250	3.17%	728
Other investments	8,457	6.92%	290	6,533	3.12%	101
Loans (1)	1,014,102	5.25%	26,403	723,475	5.40%	19,384
Total earning assets	1,401,077	4.34%	30,143	1,003,894	4.45%	22,148
Allowance for loan and lease losses	(17,998)			(17,951)
Other assets	133,130			99,771
Total assets	$ 1,516,209			$ 1,085,714

Interest Bearing Liabilities
Interest bearing demand	$ 98,843	0.11%	$ 53	$ 72,423	0.11%	$ 38
Savings	78,015	0.10%	40	39,691	0.10%	20
Money market	399,464	0.31%	613	289,183	0.32%	465
Time deposits	270,044	0.77%	1,037	189,350	0.90%	847
Total interest bearing deposits	846,366	0.42%	1,743	590,647	0.47%	1,370
Federal Home Loan Bank borrowing	83,507	1.30%	537	55,461	1.23%	338
Junior subordinated debentures	11,510	3.77%	215	8,248	2.03%	83
Total borrowed funds	95,017	1.60%	752	63,709	1.33%	421
Total interest bearing liabilities	941,383	0.53%	2,495	654,356	0.55%	1,791
Non interest bearing demand	$ 395,843			270,461
Total funding	1,337,226	0.38%	2,495	924,817	0.39%	1,791
Other liabilities	9,608			13,431
Total liabilities	$ 1,346,834			938,248

Shareholders' Equity
Total stockholders' equity	169,375			147,466
Total liabilities and shareholders' equity	$ 1,516,209			$ 1,085,714

Net interest margin		3.98%			4.09%

Interest Rate Spread		3.81%	27,648		3.90%	$20,357

(1) Non-accrual loans have been included in total loans.

Heritage Oaks Bancorp
Loans and Deposits

(dollar amounts in thousands)
Loans	6/30/2014	3/31/2014	6/30/2013
Real Estate Secured
Multi-family residential	$ 48,458	$ 47,610	$ 20,632
Residential 1 to 4 family	113,216	111,776	50,271
Home equity lines of credit	39,112	41,301	33,596
Commercial	565,533	580,990	417,924
Farmland	86,078	66,149	48,620
Land	27,639	27,908	23,575
Construction	18,059	22,731	10,562
Total real estate secured	898,095	898,465	605,180
Commercial
Commercial and industrial	146,404	146,710	112,115
Agriculture	42,313	57,632	24,957
Other	704	753	50
Total commercial	189,421	205,095	137,122
Construction
Installment loans to individuals	9,071	10,323	4,144
Overdrafts	296	187	165
Total gross loans	1,096,883	1,114,070	746,611

Deferred loan fees	(1,350)	(1,426)	(1,372)
Allowance for loan losses	(16,635)	(17,968)	(17,934)
Total net loans	$ 1,078,898	$ 1,094,676	$ 727,305
Loans held for sale	$ 8,409	$ 6,345	$ 9,786

Deposits	6/30/2014	3/31/2014	6/30/2013
Non-interest bearing deposits	$ 461,559	$ 443,922	$ 287,098
Interest bearing deposits:
NOW accounts	104,818	108,604	69,478
Other savings deposits	96,277	94,627	40,429
Money market deposit accounts	442,688	422,728	288,645
Time deposits	288,841	295,948	197,679
Total deposits	$ 1,394,183	$ 1,365,829	$ 883,329

Heritage Oaks Bancorp
Allowance for Loan Losses, Non-Performing and Classified Assets

	Three Months Ended
Allowance for Loan Losses	6/30/2014	3/31/2014	6/30/2013
Balance, beginning of period	$ 17,968	$ 17,859	$ 17,743
Loans charge-off
Residential 1 to 4 family	--	92	23
Commercial real estate	1,016	--	67
Commercial and industrial	650	--	62
Installment loans to individuals	4	2	55
Total charge-offs	1,670	94	207
Recoveries of loans previously charged-off	337	203	398
Balance, end of period	$ 16,635	$ 17,968	$ 17,934

Net (recoveries) charge-offs	$ 1,333	$ (109)	$ (191)

Non-Performing Assets	6/30/2014	3/31/2014	6/30/2013
Loans on non-accrual status
Residential 1-4 family	$ 101	$ 105	$ 753
Home equity lines of credit	100	--	56
Commercial real estate	2,109	485	299
Land	5,903	5,813	7,460
Commercial and industrial	2,455	2,786	4,030
Agriculture	724	727	1,316
Installment	19	21	29
Total non-accruing loans	$ 11,411	$ 9,937	$ 13,943
Other real estate owned (OREO)	248	313	--
Other repossessed assets	--	--	13
Total non-performing assets	$ 11,659	$ 10,250	$ 13,956

Note: Non-performing assets consisted solely of non-accruing loans as of the period ends presented above.

Classified assets	6/30/2014	3/31/2014	6/30/2013
Loans	$ 43,935	$ 47,818	$ 50,431
Other real estate owned (OREO)	248	313	--
Non-investment grade securities	--	--	13
Total classified assets	$ 44,183	$ 48,131	$ 50,444

Classified assets to Tier I + ALLL	25.05%	28.08%	33.07%

Note: Classified assets consists of substandard and non-performing loans, OREO, non-investment grade securities, other repossessed assets, loans held for sale that were substandard and substandard letters of credit at the period ends presented above.

Heritage Oaks Bancorp
Quarter to Date Non-Performing Loan Reconciliation

	Balance			Transfers	Returns to		Balance
	March 31,		Net	to Foreclosed	Accrual		June 30,
(dollar amounts in thousands)	2014	Additions	Paydowns	Collateral	Status	Charge-offs	2014
Real Estate Secured
Residential 1 to 4 family	$ 105	$ --	$ (4)	$ --		$ --	$ 101
Home equity line of credit	--	100	--	--		--	100
Commercial	485	2,823	(46)	(137)		(1,016)	2,109
Land	5,813	188	(98)	--		--	5,903
Commercial
Commercial and industrial	2,786	679	(299)	--	(711)	--	2,455
Agriculture	727	--	(3)	--	--	--	724
Installment loans to individuals	21	--	(2)	--	--	--	19
Totals	$ 9,937	$ 3,790	$ (452)	$ (137)	$ (711)	$ (1,016)	$ 11,411

Heritage Oaks Bancorp
Year to Date Non-Performing Loan Reconciliation

	Balance				Transfers	Returns to		Balance
	December 31,		Additions	Net	to Foreclosed	Accrual		June 30,
(dollar amounts in thousands)	2013	Additions	due to merger	Paydowns	Collateral	Status	Charge-offs	2014
Real Estate Secured
Residential 1 to 4 family	$ 449	$ --	$ --	$ (8)	$ (248)	$ --	$ (92)	$ 101
Home equity line of credit	--	100	--	--	--	--	--	100
Commercial	672	2,823	137	(370)	$ (137)	--	(1,016)	2,109
Land	5,910	188	--	(195)	--	--	--	5,903
Commercial
Commercial and industrial	2,180	1,034	568	(616)	--	(711)	--	2,455
Agriculture	789	--	--	(65)	--	--	--	724
Installment loans to individuals	117	2	--	(98)	--	--	(2)	19
Totals	$ 10,117	$ 4,147	$ 705	$ (1,352)	$ (385)	$ (711)	$ (1,110)	$ 11,411

Heritage Oaks Bancorp
Quarter to Date OREO Reconciliation

	Balance				Balance
	March 31,				June 30,
(dollar amounts in thousands)	2014	Additions	Sales	Writedowns	2014
Real Estate Secured
Residential 1 to 4 family	$ 248	$ --	$ --	$ --	$ 248
Commercial	--	148	(148)	--	--
Construction	65	--	(65)	--	--
Totals	$ 313	$ 148	$ (213)	$ --	$ 248

Heritage Oaks Bancorp
Year to Date OREO Reconciliation

	Balance				Balance
	December 31,				June 30,
(dollar amounts in thousands)	2013	Additions	Sales	Writedowns	2014
Real Estate Secured
Residential 1 to 4 family	$ --	$ 248	$ --	$ --	$ 248
Commercial	--	148	(148)	--	--
Construction	--	65	(65)	--	--
Totals	$ --	$ 461	$ (213)	$ --	$ 248

Heritage Oaks Bancorp
Reconciliation of GAAP to Non-GAAP Financial Measure

	Three Months Ended			Six Months Ended
(dollar amounts in thousands)	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
GAAP net income	$ 2,949	$ (1,763)	$ 2,716	$ 1,186	$ 6,446
Adjusted for:		`
Income tax expense (benefit)	1,738	(1,074)	1,705	664	4,096
Loss (gain) on sale of investment securities	(101)	2	(5)	(99)	(3,591)
Merger, restructure and integration	922	7,115	--	8,037	2

Non-GAAP earnings before income taxes, provision for loan losses, and merger and integration costs	$ 5,508	$ 4,280	$ 4,416	$ 9,788	$ 6,953

(dollar amounts in thousands)	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Non-interest expense	$ 12,986	$ 17,038	$ 8,640	$ 30,024	$ 18,388
Less: Merger, restructure and integration	(922)	(7,115)	--	(8,037)	(2)
Adjusted non-interest expense	12,064	9,923	8,640	21,987	18,386
Total average assets	1,667,486	1,362,466	1,091,746	1,516,209	1,085,714
Non-interest expense to average assets less merger, restructure and integration costs	2.90%	2.95%	3.17%	2.92%	3.42%

(dollar amounts in thousands)	6/30/2014	3/31/2014	6/30/2013	6/30/2014	6/30/2013
Non interest expense	$ 12,986	$ 17,038	$ 8,640	$ 30,024	$ 18,388
Less: OREO related costs and writedowns	(55)	(72)	(53)	(127)	(108)
Less: Amortization of CDI	(297)	(166)	(100)	(463)	(200)
Less: Merger, restructure and integration	(922)	(7,115)	--	(8,037)	(2)
Adjusted non-interest expense	11,712	9,685	8,487	21,397	18,078
Net Interest Income	15,197	12,451	10,149	27,648	20,357
Non interest income	2,476	1,750	2,912	4,226	8,573
Less: net gains/(losses)	(101)	2	(5)	(99)	(3,591)
Operating efficiency less merger, restructure and integration costs	66.65%	68.19%	65.00%	67.34%	71.34%

(dollar amounts in thousands)	6/30/2014	3/31/2014	6/30/2013
Total Shareholders' Equity	$ 191,205	$ 186,640	$ 146,288
Less: Liquidation value of TARP	--	--	(21,000)
Less: Series C Preferred Stock	(3,604)	(3,604)	(3,604)
Less: Intangibles	(30,416)	(30,846)	(12,781)
Tangible Common Equity	157,185	152,190	108,903
Tangible Common Book Value Per Share	$ 4.76	$ 4.61	$ 4.30
CONTACT: Simone Lagomarsino, President
         & Chief Executive Officer
         3380 South Higuera Street
         San Luis Obispo, California 93401
         805.369.5260
         slagomarsino@heritageoaksbank.com

         Lonny Robinson, Executive Vice President
         & Chief Financial Officer
         3380 South Higuera Street
         San Luis Obispo, California 93401
         805.369.5107
         lrobinson@heritageoaksbank.com